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                                  EXHIBIT 99.1

                     PRESS RELEASE DATED SEPTEMBER 14, 1998



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
                                                   INVESTOR CONTACT:         Suzanne DuLong
                                                                             (888) 243-6223
                                                                             email: ir@CIENA.com

                                                   PRESS CONTACT:            Denny Bilter
                                                                             (410) 865-8677
                                                                             email: dbilter@ciena.com
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                             FOR IMMEDIATE RELEASE

CIENA ANNOUNCES MUTUAL TERMINATION OF PROPOSED MERGER WITH TELLABS

LINTHICUM, MD - SEPTEMBER 14, 1998 - CIENA Corporation (NASDAQ: CIEN) today announced that it has agreed to a mutual termination of its planned merger with Tellabs.

The companies believe that investor reaction to events of the last several weeks raised serious questions about the ultimate ability to obtain shareholder approval for the merger and made it difficult to move forward with the kind of momentum needed to realize shareholder value. Therefore, the companies have agreed to part ways amicably. The terms of the merger termination do not trigger break-up fees for either company.

"While we are disappointed that our plans with Tellabs will not come to fruition, we remain excited about our future as an independent entity," said Patrick Nettles, CIENA's President and Chief Executive Officer.

Nettles continued: "Over the short-term, CIENA will continue to face the challenges associated with expanding our customer base, but the core elements of our business remain strong:

- Our market opportunity is large and growing as more carriers turn to the economies and network scalability offered by DWDM and as we identify and pursue new applications beyond long-distance transport;

- CIENA's technology leadership is evident - we are the only DWDM vendor commercially shipping a 40-channel system with more than one million channel





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      kilometers installed for customers on three continents - and we will work aggressively to leverage and expand on that leadership position;

-     Our team's spirit is indomitable;

-     The balance sheet is strong with over $200 million in cash, and:

-     We continue to grow our base of satisfied customers."

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Additional information about CIENA can be found on its World Wide Website:
http://www.ciena.com.